Exhibit 99.1
Joe Liu to Remain CEO of Oplink
Fremont, Calif., — November 18, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules and subsystem solutions, today announced that Joe Liu will not resign his position of CEO of the Company on December 31, 2008 as previously announced.
Tom Keegan, the Company’s President, who was designated to succeed Mr. Liu as CEO, will leave the Company effective December 31, 2008, by mutual agreement.
“We are grateful to Tom for his important contributions to Oplink during his tenure,” said Len LeBlanc, Chairman of the Board. “However, given the current state of the industry, we believe that this is not the right time to undertake a management change and expect that Joe’s experience and knowledge will successfully guide Oplink through these times. We are grateful to Joe for agreeing to continue to lead our Company.”
“Looking at the challenges facing the industry,” said Joe Liu, “I feel it is in the best interest of our stockholders that I stay on as CEO to provide leadership continuity.”
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
Investor Relations:
Erica Abrams
415-217-5864
erica@blueshirtgroup.com
Matthew Hunt
415-489-2194
matt@blueshirtgroup.com